SUBSIDIARIES OF

			   ROCHE CAPITAL CORPORATION



(1)      Roche (Panama) Corporation,         a corporation organized and
					     existing under the laws of the
					     Republic of Panama


(2)      Roche (Panama) Corporation,         a corporation organized and
					     existing under the laws of the
					     State of Delaware